Exhibit 99.1

Contact:	Alliance Data
Julie Prozeller, Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon, Media
Alliance Data
972-348-4310
Shelley.Whiddon@AllianceData.com

ALLIANCE DATA ANNOUNCES SECOND QUARTER RESULTS

*Results exceed high-end of guidance

*Raises 2008 cash eps guidance to $4.35

*Return to double-digit cash earnings growth

Dallas, TX, July 16, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the second quarter ended June 30, 2008.

Total second quarter revenue increased 5 percent to $507.2 million compared to $481.8 million for the second quarter of 2007. Income from continuing operations increased 20 percent to $61.9 million for the second quarter of 2008, or $0.79 per diluted share.

Adjusted EBITDA for the second quarter of 2008 increased 7 percent to $161.9 million compared to $150.9 million for the second quarter of 2007. Cash earnings for the second quarter of 2008 increased 12 percent to $81.7 million compared to $73.1 million for the second quarter of 2007. For the second quarter of 2008, cash earnings per diluted share, the Company’s preferred metric for guidance, increased 14 percent to $1.04 compared to $0.91 for the second quarter 2007. This also exceeded the Company’s previously issued guidance for second quarter cash earnings per diluted share of $1.00. Operating EBITDA for the second quarter of 2008 decreased 3 percent to $169.3 million compared to $174.4 million for the second quarter of 2007. See “Financial Measures” below for a discussion of operating EBITDA, adjusted EBITDA, cash earnings and cash earnings per diluted share. The segment information, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share exclude pre-tax merger and other non-routine costs of $5.7 million for the three months ended June 30, 2008, including $2.8 million of expenditures directly associated with the proposed but now terminated merger of the Company with an affiliate of The Blackstone Group and $2.9 million in compensation

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July 16, 2008

charges related to integration and cost savings initiatives and other non-routine costs associated with the disposition of non-core operations.

“We are pleased with our results for the second quarter as our organic earnings growth returned to the double-digit level and our cash earnings per share came in ahead of the high-end of our guidance,” said Mike Parks, Alliance Data chairman and chief executive officer. “Once again, our Canadian AIR MILES® Reward Program continued to over-perform, recording the highest revenue and adjusted EBITDA in its history. Additionally, we signed a long-term nationwide renewal with RONA, a top-5 sponsor and the largest Canadian distributor and retailer of hardware, home renovation and gardening products. The second quarter was topped off by the contract renewal and expansion of the Company’s largest client, the Bank of Montreal. The expanded relationship now offers us an additional avenue to add value to our client as well as grow our earnings stream.”

Mr. Parks added, “Epsilon Marketing Services continued double-digit growth in adjusted EBITDA and solid renewals from key clients such as Nestlé Purina PetCare Company and National Geographic. New wins from our pipeline continue to move forward at a strong pace. Finally, while Private Label Services and Private Label Credit results continue to be affected by the loss of the Lane Bryant portfolio, we are beginning to see traction from the ramp-up of clients signed over the last three years as well as a very robust pipeline of potential new clients. This quarter we announced multi-year renewals with Crate & Barrel and Dress Barn, Inc., a top-10 Alliance Data client. In addition, during the quarter we signed a new client, PeachDirect, which is a fast growing web and catalog retailer of luxury merchandise.

“With regard to our previously announced disposition plan, we closed the sale of our merchant services business, a non-core operation, bringing in approximately $77 million in cash and have entered into a definitive agreement to sell most of our non-core utility business, for approximately $50 million in cash. In addition, while the challenging macro-economic environment has weighed down the overall stock market, it offered a tremendous opportunity for us to repurchase shares under our previously authorized $500 million program.”

SEGMENT REVIEW

Loyalty Services. Loyalty Services achieved the strongest quarter in its history, delivering $53.5 million in adjusted EBITDA, an increase of 66 percent from the prior year period, which drove adjusted EBITDA margins up 500 basis points versus the second quarter of 2007. Driving this historic performance was a 31 percent increase in revenue to $200.0 million in the second quarter due to strong double-digit growth in both AIR MILES reward miles issued and AIR MILES reward miles redeemed.

Additionally, the AIR MILES Reward Program continues to benefit from stable pricing, the ramp-up of new sponsors, expanded commitments from existing sponsors, the continued benefit of coalition loyalty as households frequent an increasing number of

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July 16, 2008

sponsors and a moderate pick-up from the stronger Canadian dollar versus last year. Finally, a lower cost structure achieved through operating leverage continued to drive margin expansion.

As a result of the factors noted above, Loyalty Services is currently running well above its long-term target rates for both revenue and adjusted EBITDA. As such, it is expected that the segment’s performance for the full-year 2008 will remain well ahead of initial expectations. Additionally, the renewal of RONA, the expanded relationship with Bank of Montreal and the pipeline consisting of both larger commitments from existing sponsors and new sponsor signings all provide solid comfort that 2009 will be another strong year for Loyalty Services.

Epsilon Marketing Services. For the second quarter of 2008, Epsilon Marketing Services posted solid year-over-year adjusted EBITDA growth to $26.4 million, highlighted by a continued double-digit organic growth rate. While revenue grew by just over 5 percent for the second quarter to $115.4 million, it should be noted that year-to-date revenue growth remains at a double-digit pace. Epsilon Marketing Services continues to have the most robust pipeline in the Company and signings this year have thus far covered a variety of industries including insurance, healthcare, financial services, computer services, retail and leisure. The segment’s performance was driven by significant renewals (Nestlé Purina & National Geographic), larger commitments from existing clients, stable pricing and new client ramp-ups.

Epsilon Marketing Services continues to benefit from the increasing shift of Fortune 1000 companies’ marketing spend away from traditional channels and toward transaction-based loyalty and marketing programs that offer greater ROI. For 2008, guidance for Epsilon Marketing Services remains in-line with previous expectations of double-digit revenue growth and mid-teens adjusted EBITDA growth, which, in turn, will drive margin expansion.

Private Label Services. Private Label Services provides processing, high-end customer care and marketing programs associated with the Company’s approximately 90 card-based programs. For the second quarter, Private Label Services revenue increased year-over-year approximately 5 percent to $95.8 million, while adjusted EBITDA increased 22 percent to $29.9 million. The key segment driver – private label statements generated – declined 9 percent during the second quarter as compared to the prior year period. Excluding the loss of the Lane Bryant portfolio, statements generated remained relatively flat as compared to the prior year period.

During the second quarter of 2008, the segment benefited from fees earned based upon incremental costs of expanding both its collections and customer care staff. These costs originated in Private Label Services, but ultimately will also provide an economic benefit to Private Label Credit. Private Label Services has increased its charges to Private Label Credit in 2008 due to the increased costs incurred by Private Label Services related to the ramp-up of the Company’s collections and client services teams in 2007. Additionally, Private Label Services is expected to generate growth as the Lane Bryant grow-over

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July 16, 2008

eases and overall volumes begin to increase due to the continued ramp-ups of new clients signed in 2005, 2006 and 2007. For the full-year 2008, the Company expects Private Label Services to realize mid-to-high single digit growth in adjusted EBITDA.

Private Label Credit. For the second quarter, Private Label Credit revenue declined year-over-year 9 percent to $187.6 million due exclusively to the loss of Lane Bryant. For the second quarter, Private Label Credit adjusted EBITDA declined 29 percent to $63.6 million of which over half of the decline was due to the loss of Lane Bryant and transfer pricing.

Overall, the trends in the Company’s operating metrics are favorable. For the second quarter, credit losses, while still above 2007 levels, improved over 20 basis points versus the first quarter of 2008 and remain comfortably on track to achieve the Company’s mid-6 percent target for the full-year 2008. Furthermore, credit loss grow-over versus 2007 will anniversary in the fourth quarter along with Lane Bryant.

Delinquency rates, which historically have been a key predictor of future loss rates, also showed improvement and remain comfortably on track with the Company’s mid-5 percent full-year 2008 goal. The delinquency grow over versus 2007 will anniversary in the third quarter, one quarter ahead of credit losses. Finally, it should be noted that delinquencies have remained at or below the mid-5 percent range for 11 straight months, suggesting stable credit loss rates for the back half of 2008 and into 2009. Other metrics also suggest modest growth as portfolio growth and credit sales grew 6 percent and 2 percent, respectively, when excluding the loss of the Lane Bryant portfolio. Lastly, funding costs remained favorable in the second quarter.

Private Label Credit will anniversary its higher delinquencies in the third quarter of 2008 and the segment’s higher losses and the loss of the Lane Bryant portfolio in the fourth quarter of 2008. Given the stability shown for 11 months in delinquencies, the continued ramp-up of clients signed and 2005, 2006 and 2007 and the expected signings of six to seven new clients this year, the segment is expected to show positive growth in the fourth quarter and be poised for a strong start for 2009.

Alliance Data Systems Corporation

July 16, 2008

OUTLOOK FOR 2008

For 2008, the Company expects to continue to deliver on its three long-term objectives – double-digit organic growth in adjusted EBITDA and cash earnings, solid free cash flow generation and earnings visibility.

Loyalty Services is expected to demonstrate over-performance throughout the year, while Epsilon Marketing Services remains comfortably on track to meet its plan. Within Private Label, higher credit loss rates have been mitigated by lower funding costs. Based on stable delinquency flows over the past 11 months, the ramp-up of new clients and the upcoming anniversary of the loss of the Lane Bryant portfolio, the Company expects Private Label to contribute positively to growth in the fourth quarter and be a solid contributor in 2009. Solid performance by Epsilon Marketing Services combined with over-performance in Loyalty Services are expected to drive the Company’s accelerated earnings guidance throughout the remainder of the year.

Given the over-performance in the first half of 2008, the benefits of lower capital expenditures and interest expense and the impact of the previously announced stock repurchase program, the Company is comfortable raising its 2008 cash earnings per share guidance to $4.35 from our original guidance of $4.30. Revenue and adjusted EBITDA guidance remain consistent with previous guidance. For the third quarter of 2008, the Company is expecting to deliver cash earnings per share of $1.15 as originally indicated. Additionally, the Company may trade off some potential upside to enhance future visibility by locking in more expensive long-term fixed rate funding for Private Label Credit. For the fourth quarter of 2008, the Company is expecting cash earnings per share ahead of the third quarter.

Finally, regarding capital structure, in 2008, the Company has repurchased approximately $450 million of its outstanding shares at an average price of $58.37 per share. Due to the timing of the repurchases, they did not have a meaningful accretive impact to second-quarter results.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. These non-GAAP financial measures exclude the loss associated with the sale of the Mail Services business unit, costs associated with the proposed merger and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial

Alliance Data Systems Corporation

July 16, 2008

measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data will host a conference call on July 16, 2008 at 5:00 p.m. (Eastern) to discuss the Company’s second quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “54503053”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on July 23, 2008.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

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July 16, 2008

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

July 16, 2008

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Revenue	$507.2	$481.8	5%	$1,006.5	$948.2	6%
Income from continuing operations	$61.9	$51.5	20%	$124.7	$116.3	7%
Income from continuing operations per share – diluted	$0.79	$0.64	23%	$1.57	$1.44	9%
Adjusted EBITDA	$161.9	$150.9	7%	$326.4	$310.9	5%
Operating EBITDA	$169.3	$174.4	(3)%	$344.5	$326.0	6%
Cash Earnings	$81.7	$73.1	12%	$162.5	$154.4	5%
Cash Earnings per share – diluted	$1.04	$0.91	14%	$2.04	$1.91	7%

	As of June 30, 2008	As of December 31, 2007
Cash and cash equivalents	$208.2	$219.2
Seller’s interest and credit card receivables	454.0	652.4
Redemption settlement assets	673.1	317.1
Intangible assets, net	314.0	343.4
Goodwill	1,176.6	1,185.8
Total assets	4,128.8	4,103.6

Deferred revenue	1,179.3	828.3
Certificates of deposit	264.8	370.4
Core debt(1)	1,130.0	921.0
Total liabilities	3,249.2	2,906.6
Stockholders’ equity	879.6	1,197.0

(1)	Core debt excludes certificates of deposit and capital leases and other debt.

Alliance Data Systems Corporation

July 16, 2008

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
	2008	2007		2008	2007
Segment Revenue:
Loyalty Services	$200.0	$153.2	31%	$371.8	$285.0	30%
Epsilon Marketing Services	115.4	109.4	5	230.8	208.0	11
Private Label Services	95.8	91.5	5	190.4	189.4	1
Private Label Credit	187.6	206.3	(9)	396.7	426.1	(7)
Corporate/Other	1.6	10.2	(84)	2.1	21.4	(90)
Intersegment	(93.2)	(88.8)	5	(185.3)	(181.7)	2

	$507.2	$481.8	5%	$1,006.5	$948.2	6%

Segment Adjusted EBITDA:
Loyalty Services	$53.5	$32.3	66%	$94.2	$58.0	62%
Epsilon Marketing Services	26.4	23.6	12	50.0	44.5	12
Private Label Services	29.9	24.6	22	56.9	57.1	—
Private Label Credit	63.6	89.4	(29)	150.7	189.3	(20)
Corporate/Other	(11.5)	(19.0)	(39)	(25.4)	(38.0)	(33)

	$161.9	$150.9	7%	$326.4	$310.9	5%

Key Performance Indicators:
Private label statements generated	30.8	33.7	(9)%	62.6	68.2	(8)%
Average managed receivables	$3,831.4	$3,853.3	(1)%	$3,869.1	$3,884.8	—
Private label credit sales	$1,863.8	$1,917.2	(3)%	$3,401.9	$3,503.6	(3)%
AIR MILES Reward Miles issued	1,139.9	1,036.1	10%	2,162.9	1,978.2	9%
AIR MILES Reward Miles redeemed	786.3	673.9	17%	1,487.9	1,318.3	13%
As Adjusted Key Performance Indicators(1)
Private label statements generated	30.8	31.4	(2)%	62.6	63.6	(2)%
Average managed receivables	$3,831.4	$3,615.4	6%	$3,869.1	$3,647.4	6%
Private label credit sales	$1,863.8	$1,819.3	2%	$3,401.9	$3,332.5	2%

(1)	Excludes the impact of the loss of the Lane Bryant portfolio.

Alliance Data Systems Corporation

July 16, 2008

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total revenue	$507.2	$481.8	$1,006.5	$948.2
Total operating expenses	393.1	379.6	773.8	725.4

Operating income	114.1	102.2	232.7	222.8

Interest expense, net	13.9	18.9	31.0	34.7

Income from continuing operations before income taxes	100.2	83.3	201.7	188.1
Income tax expense	38.3	31.8	77.0	71.8

Income from continuing operations	61.9	51.5	124.7	116.3

Loss from discontinued operations, net of taxes	(15.0)	(7.4)	(28.4)	(15.3)

Net income	$46.9	$44.1	$96.3	$101.0

Per share data:

Basic – Income from continuing operations	$0.81	$0.66	$1.61	$1.48

Basic – Loss from discontinued operations	(0.20)	(0.10)	(0.37)	(0.19)

Basic – Net income	$0.61	$0.56	$1.24	$1.28

Diluted – Income from continuing operations	$0.79	$0.64	$1.57	$1.44

Diluted – Loss from discontinued operations	(0.19)	(0.09)	(0.36)	(0.19)

Diluted – Net income	$0.60	$0.55	$1.21	$1.25

Weighted average shares outstanding – basic	76.6	78.2	77.5	78.6

Weighted average shares outstanding – diluted	78.6	80.5	79.5	80.8

Alliance Data Systems Corporation

July 16, 2008

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June, 30
	2008	2007	2008	2007
Adjusted EBITDA and Operating EBITDA:
Income from continuing operations (GAAP measure)	$61.9	$51.5	$124.7	$116.3
Stock compensation expense	7.7	10.2	14.0	20.6
Income tax expense	38.3	31.8	77.0	71.8
Interest expense, net	13.9	18.9	31.0	34.7
Depreciation and other amortization	17.6	14.9	35.3	28.7
Amortization of purchased intangibles	16.8	17.4	34.0	32.6
Loss on sale of assets	—	—	1.0	—
Merger and other costs	5.7	6.2	9.4	6.2

Adjusted EBITDA	161.9	150.9	326.4	310.9
Change in deferred revenue(1)	373.2	73.6	351.0	86.7
Change in redemption settlement assets(1)	(365.6)	(11.4)	(356.0)	(28.0)
Foreign currency impact	(0.2)	(38.7)	23.1	(43.6)

Operating EBITDA	$169.3	$174.4	$344.5	$326.0

Cash Earnings:
Income from continuing operations (GAAP measure)	$61.9	$51.5	$124.7	$116.3
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	7.7	10.2	14.0	20.6
Amortization of purchased intangibles	16.8	17.4	34.0	32.6
Loss on the sale of assets	—	—	1.0	—
Merger and other costs	5.7	6.2	9.4	6.2
Income tax effect(2)	(10.4)	(12.2)	(20.6)	(21.3)

Cash earnings	$81.7	$73.1	$162.5	$154.4

Weighted average shares outstanding – diluted	78.6	80.5	79.5	80.8
Cash earnings per share – diluted	$1.04	$0.91	$2.04	$1.91

(1)	Increases to deferred revenue and redemption settlement assets in 2008 were impacted by the transaction completed with the Bank of Montreal in the second quarter of 2008.

(2)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corporation

July 16, 2008

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA (In millions)

(Unaudited)

	Three Months ended June 30, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$42.3	$8.2	$3.0	$—	$53.5
Epsilon Marketing Services	4.2	18.9	0.7	2.6	26.4
Private Label Services	25.9	2.2	1.2	0.6	29.9
Private Label Credit	60.4	2.8	0.4	—	63.6
Corporate/Other	(18.7)	2.3	2.4	2.5	(11.5)

	$114.1	$34.4	$7.7	$5.7	$161.9

	Three Months ended June 30, 2007
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$24.5	$6.0	$1.8	$—	$32.3
Epsilon Marketing Services	2.7	18.4	2.5	—	23.6
Private Label Services	21.1	2.2	1.3	—	24.6
Private Label Credit	86.4	2.8	0.2	—	89.4
Corporate/Other	(32.5)	2.9	4.4	6.2	(19.0)

	$102.2	$32.3	$10.2	$6.2	$150.9

	Six Months ended June 30, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$73.2	$16.6	$4.4	$—	$94.2
Epsilon Marketing Services	7.8	38.1	1.5	2.6	50.0
Private Label Services	48.9	4.5	2.0	1.5	56.9
Private Label Credit	144.3	5.6	0.8	—	150.7
Corporate/Other	(41.5)	4.5	5.3	6.3	(25.4)

	$232.7	$69.3	$14.0	$10.4	$326.4

	Six Months ended June 30, 2007
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$42.7	$11.6	$3.7	$—	$58.0
Epsilon Marketing Services	6.2	33.8	4.5	—	44.5
Private Label Services	49.9	4.5	2.7	—	57.1
Private Label Credit	183.3	5.6	0.4	—	189.3
Corporate/Other	(59.3)	5.8	9.3	6.2	(38.0)

	$222.8	$61.3	$20.6	$6.2	$310.9

(1)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.

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